CHANGE IN TERMS AGREEMENT

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials
$500,000.00	10-29-2013	07-15-2018	8280304	9070	0000185179-01	806	

References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item. Any item above containing "***" has been omitted due to text length limitations.

Borrower: ICoreConnect Inc
13506 Summerport Prkwy 160
Windermere, FL 34786

Lender: Western State Bank
Scottsdale
7001 N Scottsdale Rd Ste 1000
Scottsdale, AZ 85253

Principal Amount: $500,000.00 **Date of Agreement: July 24, 2018**

DESCRIPTION OF EXISTING INDEBTEDNESS. Promissory Note number 8280304 dated October 29, 2013 in the original amount of $250,000.00 increased to $500,000.00 on March 12, 2014, increased to $750,000.00 on September 9, 2014 and decreased to $500,000.00 on May 16, 2016 (Revolving Line of Credit) with a current principal balance of $497,730.29.

DESCRIPTION OF CHANGE IN TERMS. Collateral will remain the same as disclosed in the original loan agreement.

Extend the maturity date of the above listed Promissory Note from July 15, 2018 to July 15, 2019, at which time all outstanding principal plus all accrued unpaid interest will be due. In addition, Borrower will continue to pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning August 15, 2018, with all subsequent interest payments to be due on the same day of each month after that. The interest rate will remain variable at Wall Street Journal Prime + 1.00% with a floor rate of 6.50%. All other terms and conditions will remain the same as disclosed in the original Promissory Note agreement.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT. BORROWER AGREES TO THE TERMS OF THE AGREEMENT.

CHANGE IN TERMS SIGNERS:

ICORECONNECT INC

By: Robert P McD
Robert P McDermott Jr, CEO/President of ICoreConnect Inc

X______________________________
Jerry D Smith

LENDER:

WESTERN STATE BANK

X______________________________
Shane Randall, EVP/Bank Manager